Exhibit 99.3

U.S. PHYSICAL THERAPY, INC. (“USPH”)

OBJECTIVE CASH/RSA BONUS PLAN FOR SENIOR MANAGEMENT

FOR 2021 (“OBJECTIVE BONUS PLAN”)

Purpose:  To incentivize and retain Executives eligible for this Objective Cash/RSA Bonus Plan to achieve certain corporate earnings criteria and reward Executive Officers of USPH when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH.

Effective Date:  The effective date of this Objective Bonus Plan and the establishment of performance goals and formula for the amount payable hereunder is March 17, 2021.

Eligibility:  The Executives of USPH eligible for this Objective Bonus Plan are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Operating Officer – West (“COO - West”) and the Chief Operating Officer East (“COO - East”).

Description, Conditions and Payment Date:  Under this Objective Bonus Plan, Executives have an opportunity to receive either a “Cash Bonus” Award or to be granted a Restricted Stock Award (“RSA”) having a value at the time of the Award of up to a specified percentage of the Executive’s annual base salary for 2021 (“Base”) as Performance Awards under the 2003 Plan. The Compensation Committee of the Board of Directors of USPH (the “Compensation Committee”) will, in its sole discretion, determine the amount and type of award to be made in the first quarter of 2022. No Executive will be entitled to any type of award or have a legally binding right to an award until the Compensation Committee, in its sole discretion, determines an award will be made, the amount and the type of award to be made.  No Executive will be entitled to elect between the Cash Bonus and RSA.  Before any Cash Bonus is made or an RSA is awarded under this Objective Bonus Plan, the Compensation Committee shall certify in writing that the performance goals have been obtained.  Any Cash Bonus award made hereunder shall be paid in a lump-sum amount, and any RSA granted, in each case no later than March 15, 2022. The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2021 to receive the Cash Bonus or an RSA.

Administration:  The Committee has authority to administer this Objective Bonus Plan, grant awards, determine whether any such awards shall be made as a Cash Bonus Award or as an RSA, and decide all questions of interpretation. The Committee shall set out the vesting and other terms of an RSA in writing. The Committee’s determinations and interpretations under this Objective Bonus Plan shall be final and binding on all persons.

Objective Bonus Calculation:  Based on 2021 USPH consolidated after-tax operating results, a non-Generally Accepted Accounting Principles measure, which equals consolidated after-tax net income (i) before charges/credits for changes in Redeemable Non-Controlling interests, expenses arising from the scheduled retirement of the COO-West, and any other extraordinary items, and (ii) after the compensation expense required to be reported in 2021 related to this and all other management incentive plans. The goals and amounts payable are as follows:

2021	Potential Bonus Value
After-tax operating results	CEO COO-West
	and COO-East	CFO
	(Compared to Base)	(Compared to Base)

$30,444,797	15.0%	12.0%
$30,597,786	17.0%	13.6%
$30,751,544	19.0%	15.2%
$30,906,074	21.0%	16.8%
$31,061,387	23.0%	18.4%
$31,217,468	25.0%	20.0%
$31,374,349	28.0%	22.4%
$31,532,000	31.0%	24.8%
$31,689,660	34.0%	27.2%
$31,848,108	38.0%	30.4%
$32,007,349	42.0%	33.6%
$32,167,386	46.0%	36.8%
$32,328,223	50.0%	40.0%
$32,489.864	54.0%	43.2%
$32,652,313	58.0%	46.4%
$32,815,575	62.0%	49.6%
$32,979,652	66.0%	52.8%
$33,144,551	70.0%	56.0%
$33,310,273	75.0%	60.0%

No Trust or Fund:  There shall be no separate trust or fund for this Objective Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.

All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion.